Exhibit 12.1
                                                                      4/18/2003
                            MISSISSIPPI POWER COMPANY
                            -------------------------
            Computation of ratio of earnings to fixed charges for the
                     the five years ended December 31, 2002



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                                                          ----------------------------------------------------------------
                                                             1998          1999         2000         2001           2002
                                                             ----          ----         ----         ----           ----
                                                          -------------------------Thousands of Dollars-------------------
EARNINGS  AS DEFINED  IN ITEM 503 OF REGULATION S-K:
   Earnings  Before Income Taxes                          $ 91,774      $ 90,939      $ 91,457      $106,391      $120,905
  Interest expense, net of amounts capitalized              23,746        27,969        28,101        23,568        18,650
  Distributions on preferred securities of subsidiary        2,712         2,712         2,712         2,712         3,016
      AFUDC - Debt funds                                         0             0             0             0             0
                                                          ---------     ---------     ---------     ---------     ---------
         Earnings as defined                              $118,232      $121,620      $122,270      $132,671      $142,571
                                                          =========     =========     =========     =========     =========




FIXED CHARGES AS DEFINED IN ITEM 503 OF REGULATION S-K:
   Interest  on long-term  debt                           $ 20,567      $ 20,455      $ 24,595      $ 18,187      $ 14,318
   Interest on affiliated loans                                  0             0             0         1,002           206
   Interest on interim  obligations                            943         2,750         2,450         1,518             0
   Amort of debt disc, premium  and expense, net             1,446         1,432         1,313           954         1,021
   Other interest  charges                                     790         3,332          (257)        1,907         3,105
  Distributions on preferred securities of subsidiary        2,712         2,712         2,712         2,712         3,016
                                                          ---------     ---------     ---------     ---------     ---------
         Fixed charges as defined                         $ 26,458      $ 30,681      $ 30,813      $ 26,280      $ 21,666
                                                          =========     =========     =========     =========     =========



RATIO OF EARNINGS TO FIXED CHARGES                            4.47         3.96          3.97          5.05          6.58



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